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Exhibit 3(ii)

RESTATED BYLAWS
OF
COMMUNITY FIRST BANKSHARES, INC.

ARTICLE I
OFFICES; CORPORATE SEAL

    Section 1.01.  Registered and Other Offices.  The registered office of the Corporation shall be established and maintained at the office of the Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware and The Corporation Trust Company shall be the Registered Agent of the Corporation, and the Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time determine. Unless and until otherwise determined by the Board of Directors, the principal executive office of the Corporation shall be at 16 North Broadway, Fargo, North Dakota 58102.

    Section 1.02.  Corporate Seal.  If so directed by the Board of Directors, the Corporation may use a corporate seal. The failure to use such seal, however, shall not affect the validity of any documents executed on behalf of the corporation.

    Section 1.03.  Shareholder Control Agreement.  In the event of any conflict or inconsistency between these Bylaws, or any amendment thereto, and any shareholder control agreement or any stock repurchase or redemption agreement, whenever adopted, such shareholder agreement shall govern.

ARTICLE II
SHAREHOLDER MEETINGS

    Section 2.01.  Place and Time of Meetings.  Meetings of the shareholders may be held at any place, within or without the State of Delaware, designated by the directors and, in the absence of such designation, shall be held at the registered office of the Corporation in the State of Delaware. The Directors shall designate the time of day for each meeting and, in the absence of such designation, every meeting of shareholders shall be held at ten o'clock a.m.

    Section 2.02.  Annual Meetings.  Unless otherwise designated by the directors, the annual meeting of the shareholders shall be held on such date as the Board of Directors shall by resolution designate. At the annual meeting the shareholders shall elect directors and shall transact such other business as may properly come before them.

    Section 2.03.  Special Meetings.  A special meeting of the shareholders may be held at any time and for any purpose and may be called by the Chairman of the Board, the President, the Board of Directors, or any two or more Directors.

    Section 2.04.  Voting.  At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Each shareholder, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share having voting power registered in his name on the books of the Corporation. Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All questions shall be decided by a majority vote of the number of shares entitled to vote and represented at the meeting at the time of the vote, except where otherwise required by applicable law, the Certificate of Incorporation, or these Bylaws.

    Section 2.05.  Quorum; Adjourned Meetings.  The holders of a majority of the voting power of the shares entitled to vote at a meeting constitute a quorum for the transaction of business; said holders may be present at the meeting either in person or by proxy. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though withdrawal of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

    Section 2.06.  Closing of Books.  The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed. The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of and to vote at any meeting of shareholders, the record date shall be the sixtieth (60th) day preceding the date of such meeting.

    Section 2.07.  Notice of Meetings.  Notice of all meetings of shareholders shall be given to every holder of voting shares, except where the meeting is an adjourned meeting and the date, time, and place of the meeting was announced at the time of adjournment. The notice shall be given at least ten (10) days, but not more than sixty (60) days, before the date of the meeting. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the call, unless all of the shareholders are present in person or by proxy and none of them object to consideration of a particular item of business.

    Section 2.08.  Waiver of Notice.  A shareholder may waive notice of any meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance.

    Section 2.09.  Authorization Without a Meeting.  Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting as authorized by law.

ARTICLE III
DIRECTORS

    Section 3.01.  General Purposes.  Except as authorized by the shareholders pursuant to a shareholder control agreement or unanimous affirmative vote, the business and affairs of the corporation shall be managed by or shall be under the direction of the Board of Directors.

    Section 3.02.  Number, Qualifications and Term of Office.  The Board of Directors shall consist of three (3) Directors, which number may be increased by the Board of Directors and additional Directors elected by the existing Board of Directors, without approval of the shareholders; but this number shall only be decreased in accordance with applicable law. Directors need not be shareholders. The Board of Directors, in its discretion, may elect a Chairman of the Board of Directors, who, when present, shall preside at all meetings of the Board of Directors, and who shall have such powers as the Board shall prescribe. Each of the Directors shall hold office until the regular meeting of the shareholders next held after his election, until his successor shall have been elected and shall qualify, or until he shall resign or shall have been removed as provided by law.

    Section 3.03.  Board Meetings; Place and Notice.  Meetings of the Board of Directors may be held from time to time at any place within or without the State of Delaware that the Board of Directors may designate. Any Director or the President may call a Board meeting by giving twenty-four (24) hours notice to all Directors of the date, time and place of the meeting. The notice need not state the purpose of the meeting. Notice may be given by mail, telephone, telegram, or in person. If a meeting schedule is adopted by the Board of Directors, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required.

    Section 3.04.  Waiver of Notice.  A Director may waive notice of a meeting of the Board of Directors. A waiver of notice by a Director is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance.

    Section 3.05.  Quorum.  A majority of the whole Board is a quorum for the transaction of business, except that when a vacancy or vacancies exist, a majority of the remaining Directors shall constitute a quorum.

    Section 3.06.  Vacancies.  Vacancies on the Board of Directors resulting from the death, resignation or removal of a Director may be filled by the affirmative vote of a majority of the remaining Directors. Each Director elected under this Section to fill a vacancy holds office until a qualified successor is elected by the shareholders at their next regular meeting or at any meeting duly called for that purpose.

    Section 3.07.  Committees.  The Board may, by resolution, establish committees having the authority of the Board in the management of the business of the corporation to the extent provided in the resolution. Committee members need not be Directors.

    Section 3.08.  Compensation.  Each Director who shall not also be an executive officer of the corporation or any of its subsidiary companies and receiving a regular salary for his services, in consideration of his serving as a Director, shall be entitled to receive from the corporation such amount per annum or such fees for attendance at Directors' meetings as the Board shall from time to time determine, and each such Director, who shall serve as a member of any committee of the Board, in consideration of his serving as a member of such committee, shall be entitled to such amount per annum or such fees for attendance at committee meetings as the Board shall from time to time determine. Nothing herein precludes any Director from serving in another capacity and receiving compensation for such other capacity.

    Section 3.09.  Absent Directors.  A Director may give advance written consent or opposition to a proposal to be acted on at a Board of Directors meeting.

    Section 3.10.  Written Action.  Any action which might be taken at a meeting of the Board of Directors or any duly constituted committee thereof may be taken without a meeting if done in accordance with the Delaware General Corporation Law.

ARTICLE IV
OFFICERS

    Section 4.01.  Number.  The officers of the corporation shall consist of a Chairman of the Board, one or more Vice Chairmen as may be designated by the Board of Directors, a President and Chief Executive Officer, one or more Vice Presidents as may be designated by the Board of Directors, a Chief Financial Officer, a Secretary and a Treasurer. The Board may elect or appoint any other officers it deems necessary for the operation and management of the corporation, each of whom shall have the powers, rights, duties, responsibilities and terms of office determined by the Board from time to time. Any number of offices or functions of those offices may be held or exercised by the same person.

    Section 4.02.  Election and Term of Office.  The Board of Directors shall from time to time elect a President and may elect one or more Vice Presidents, a Secretary and a Treasurer and any other officers or agents the Board deems necessary. Such officers shall hold their offices until their successors are elected and qualified.

    Section 4.03.  Chairman of the Board, Vice Chairmen, Chief Executive Officer.  Unless otherwise stipulated, the Chairman of the Board shall be the chief executive officer of the corporation and shall have responsibility for the general active management of the corporation. When present, he shall preside at all meetings of the shareholders and the Board of Directors, and see that all orders and resolutions of the Board of Directors are carried into effect or shall delegate such duties as he may deem appropriate to the President. In the absence of the Chairman of the Board, the President shall serve as chief executive officer of the corporation and shall have responsibility for the general active management of the corporation and such other duties and responsibilities as may be attendant to such office. The Vice Chairmen, if any are appointed, shall have such powers and duties as may be designated by the Board of Directors of the corporation. The President, unless some other person is specifically authorized by vote of the Board of Directors, shall sign all certificates of stock, bonds, deeds, mortgages, agreements, modification of mortgage agreements, leases, and contracts of the corporation. The President, if no Secretary has been elected, shall maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders. The President shall supervise the chief financial officer of the corporation to see that such person keeps accurate financial records of the corporation; deposits all money, drafts and checks in the name of and to the credit of the corporation in the banks and depositories designated by the Board of Directors; endorses for deposit all notes, checks, and drafts received by the corporation as ordered by the Board of Directors, making proper vouchers therefor; and disburses corporate funds and issues checks and drafts in the name of the corporation, as ordered by the Board Directors. The President shall perform such other duties as the Board of Directors shall designate.

    Section 4.04.  Vice President.  If a Vice President or Vice Presidents have been elected, they shall have such powers and perform such duties as may be prescribed by the Board of Directors or by the President. In the event of absence of disability of the President, Vice Presidents shall succeed to the President's power and duties in the order designated by the Board of Directors.

    Section 4.05.  Secretary.  If a Secretary has been elected, the Secretary shall keep accurate minutes of all meetings of the shareholders and the Board of Directors, shall give proper notice of meetings of shareholders and directors, shall certify all proceedings of the Board of Directors and the shareholders, and shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe. In the Secretary's absence at any meeting, the President or an Assistant Secretary or a Secretary Pro Tempore shall perform the Secretary's duties.

    Section 4.06.  Treasurer.  If a Treasurer has been elected, the Treasurer shall assist the President in carrying out the President's duties as chief financial officer and perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

    Section 4.07.  Removal and Vacancies.  Any officer may be removed from his office by a majority of the whole Board of Directors, with or without cause. Such removal, however, shall be without prejudice to the contract rights of the person so removed. If there is a vacancy among the officers of the corporation by reason of death, resignation or otherwise, such vacancy may be filled for the unexpired term by the Board of Directors.

    Section 4.08.  Delegation of Authority.  An officer elected or appointed by the Board may delegate some or all of the duties or powers of his office to other persons, provided that such delegation is in writing.

    Section 4.09.  Compensation.  The officers of the Corporation shall receive such compensation for their services as may be determined from time to time by resolution of the Board of Directors or any committee established by the Board and having such authority.

ARTICLE V
SHARES OF CAPITAL STOCK

    Section 5.01.  Certificates for Shares.  Every owner of shares of this corporation shall be entitled to a certificate, to be in such form as prescribed by law and adopted by the Board of Directors, certifying the number of shares of the capital stock of the corporation owned by him. The certificates shall be signed by the Chairman or the President and by the Secretary or an Assistant Secretary, or by such other two (2) officers as the Board of Directors may designate, and such signature or signatures may be by facsimile. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled.

    Section 5.02.  Issuance of Shares.  The Board of Directors is authorized to cause to be issued shares of the corporation up to the full amount authorized by the Certificate of Incorporation in such amounts as may be determined by the Board of Directors and as may be permitted by applicable law. Shares shall be allotted only in exchange for consideration in such forms as may be permitted by applicable law. At the time of any such allotment of shares, the Board of Directors making such allotment shall state, by resolution, their determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are allotted. The amount of consideration to be received in cash or otherwise shall not be less than the par value of the shares so allotted.

    Section 5.03.  Transfer of Shares.  Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate, or the shareholder's legal representative, or the shareholder's duly authorized attorney-in-fact, and upon surrender of the certificate or the certificates for such shares. The corporation may treat as the absolute owner of shares of the corporation the person or persons in whose name or names the shares are registered on the books of the corporation.

    Section 5.04.  Lost Certificates.  Any shareholder claiming that a certificate for shares has been lost, destroyed or stolen shall make an affidavit of the fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the corporation a sufficient indemnity bond, in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the corporation against any claims which may be made against it on account of the reissue of such certificate. A new certificate shall then be issued to said shareholder for the same number of shares as the one alleged to have been destroyed, lost or stolen.

ARTICLE VI
DISTRIBUTIONS

    Section 6.01.  Distributions.  The Board of Directors may authorize distributions by the corporation from funds legally available therefor at such times and in such amounts as the Board shall deem reasonable.

    Section 6.02.  Record Date.  The Board of Directors may fix a date preceding the date fixed for the payment of any distribution or allotment of other rights as the record date for the determination of the shareholders entitled to receive payment of such distribution or allotment of such rights; and in such case only shareholders of record on the date so fixed shall be entitled to receive such payment or allotment notwithstanding any transfer of shares on the books of the corporation after such record date. The Board of Directors may close the books of the corporation against the transfer of shares during the whole or any part of such period.

ARTICLE VII
BOOKS AND RECORDS; FISCAL YEAR

    Section 7.01.  Books and Records.  The Board of Directors of the corporation shall cause to be kept at its principal executive office, or in such other place as the Board may designate, such books and records as required by applicable law.

    Section 7.02.  Fiscal Year.  The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

ARTICLE VIII
INDEMNIFICATION

    Unless the Board of Directors shall determine otherwise, the corporation shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such indemnification may, in the discretion of the Board, include advances of a directors, officer's or employee's expenses prior to final disposition of such action, suit or proceeding. The right of indemnification provided for in this Article VIII shall not exclude any rights to which such persons may otherwise be entitled by contract or as a matter of law.

ARTICLE IX
AMENDMENTS

    Section 9.01.  Amendment by Board.  Subject to the limitations set forth in the Delaware General Corporation Law, these Bylaws may be amended by a vote of the majority of the whole Board of Directors at any meeting, provided that notice of such proposed amendment shall have been included in the notice of such meeting given to the directors.

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RESTATED BYLAWS OF COMMUNITY FIRST BANKSHARES, INC.
ARTICLE I OFFICES; CORPORATE SEAL
ARTICLE II SHAREHOLDER MEETINGS
ARTICLE III DIRECTORS
ARTICLE IV OFFICERS
ARTICLE V SHARES OF CAPITAL STOCK
ARTICLE VI DISTRIBUTIONS
ARTICLE VII BOOKS AND RECORDS; FISCAL YEAR
ARTICLE VIII INDEMNIFICATION
ARTICLE IX AMENDMENTS